EXHIBIT 10.1
EXECUTION VERSION
$750,000,000
CREDIT AGREEMENT
Dated as of February 11, 2008
among
WESTERN DIGITAL TECHNOLOGIES, INC.
as Borrower
and
THE LENDERS PARTY HERETO
as Lenders
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
and
CITIGROUP GLOBAL MARKETS INC.
as Syndication Agent
and
J.P. MORGAN SECURITIES INC.
and
CITIGROUP GLOBAL MARKETS INC.
as Arrangers
and
BANK OF AMERICA, N.A.,
HSBC BANK USA, NATIONAL ASSOCIATION
and
THE ROYAL BANK OF SCOTLAND PLC,
as Co-Documentation Agents

i

ii

Schedules
Schedule I — List of Applicable Lending Offices*
Schedule 6.02(a) — Existing Liens*
Schedule 6.02(d) — Existing Debt*
Exhibits

Exhibit A1	—	Form of Term Note

Exhibit A2	—	Form of Revolving Note

Exhibit A3	—	Form of Swingline Note

Exhibit B	—	Form of Notice of Borrowing*

Exhibit C	—	Form of Assignment and Acceptance*

Exhibit D	—	Form of Opinion of Counsel for the Borrower*

Exhibit E	—	Form of Parent Guaranty*

Exhibit F	—	Form of Subsidiary Guaranty*

Exhibit G	—	Form of Incremental Term Advance Activation Notice*

Exhibit H	—	Form of Compliance Certificate*

Exhibit I	—	Form of Incremental Assumption Agreement*

Exhibit J	—	Form of Conversion Notice*

*	This annex, exhibit or schedule to the Credit Agreement has been omitted and will be furnished to the Commission upon request.

iii

CREDIT AGREEMENT
Dated as of February 11, 2008
     WESTERN DIGITAL TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders party from time to time hereto, JPMORGAN CHASE BANK, N.A., as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), CITIGROUP GLOBAL MARKETS INC., as syndication agent, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as arrangers, and Bank of America, N.A., HSBC Bank USA, National Association and The Royal Bank of Scotland plc, as co-documentation agents, agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Acquisition” means the acquisition by the Borrower of all of the outstanding Equity Interests of Komag pursuant to the Acquisition Agreement and the related tender offer and merger.
     “Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of June 28, 2007, among Parent, State M Corporation and Komag, as amended, supplemented or otherwise modified from time to time.
     “Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.
     “Agent” has the meaning specified in the preamble hereto.
     “Agent’s Account” means the account of the Agent maintained by the Agent at JPMorgan Chase Bank, N.A., ABA 021000021, Acct 900 8109 962 C1967, ACCT NAME: LS2 Incoming Account, Attention: Attn: Loan & Agency Services, Cecily Roland, Reference: Western Digital Technologies, Fees.
     “Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (a) until the Effective Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Advances and Incremental Term Advances and (ii) the amount of such Lender’s Revolving

Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
     “Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
     “Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means, for any day, with respect to any Eurodollar Rate Advance or Base Rate Advance, the applicable rate per annum set forth in the Applicable Pricing Grid under the caption “Eurodollar Rate Margin” or “Base Rate Margin” as applicable, based upon the then current Leverage Ratio. Swingline Advances shall only be available as Base Rate Advances.
     “Applicable Pricing Grid” means the table set forth below:
     For the Term Facility:

	Leverage
Tier	Ratio	Eurodollar Rate Margin	Base Rate Margin
I	> 1.5:1.00	1.50%	0.125%

II	≤ 1.5:1.00	1.25%	0.00%
     For the Revolving Facility:

	Leverage	Facility	Eurodollar Rate	Base Rate
Tier	Ratio	Fee	Margin	Margin
I	> 1.5:1.00	0.375%	1.125%	0.125%

II	> 0.5:1.00	0.25%	1.00%	0.00%

III	≤ 0.5:1.00	0.20%	.80%	0.00%
          Prior to the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Effective Date, the Applicable Margin with respect to the Revolving Facility will be limited to Tiers I and II.

          For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.01 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.01, then, until the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Each determination of the Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.03.
     “Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.
     “Arrangers” means J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.
     “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any of its Subsidiaries), in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Interests of any of the Borrower’s Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) licenses and sublicenses of intellectual property rights in the ordinary course of business, (iii) cash or cash equivalents, (iv) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of compromise or collection, (v) leases of real property, and (vi) sales of other assets for aggregate consideration of less than $20,000,000.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.
     “Assumed Debt” has the meaning specified in Section 6.02(d)(iv).
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     the Prime Rate, as in effect from time to time; and
     1/2 of one percent per annum above the Federal Funds Rate.
     Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.
     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.11(a)(i).

     “Borrower” has the meaning specified in the preamble hereto.
     “Borrower Information” has the meaning specified in Section 9.08.
     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and under the same Facility made by each of the relevant Lenders pursuant to Article II.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York or California and, if the applicable Business Day relates to any Eurodollar Rate Advances, “Business Day” also means a day on which dealings are carried on in the London interbank market.
     “Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries. For purposes of determining compliance with the covenant set forth in Section 6.03(b), Capital Expenditures will be deemed to be equal to (i) for the second fiscal quarter of fiscal year 2007, $110,000,000, (ii) for the third fiscal quarter of fiscal year 2007, $70,000,000, (iii) for the fourth fiscal quarter of fiscal year 2007, $85,000,000 and (iv) for the first fiscal quarter of fiscal year 2008, $163,400,000.
     “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Commitment” means any Term Commitment or Revolving Commitment.
     “Communications” has the meaning specified in Section 9.02(b).
     “Compliance Certificate” means a certificate substantially in the form of Exhibit H.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Conversion Notice” means a notice of Conversion substantially in the form of Exhibit J.
     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.13 or Section 2.14.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business of such Person that are (i) not overdue by more than 60 days or (ii) contested in good faith by appropriate proceedings and as to which appropriate reserves are maintained by such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements entered into with a particular counterparty (determined as of any date as the amount such Person would be required to pay to its counterparty in accordance with the terms thereof as if terminated on such date of determination), (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guarantied Debt”) guarantied directly or indirectly in any manner by such Person, or in effect guarantied directly or indirectly by such Person through an agreement (1) to pay or purchase such Guarantied Debt or to advance or supply funds for the payment or purchase of such Guarantied Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guarantied Debt or to assure the holder of such Guarantied Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guarantied Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. The amount of any Debt that is only recourse to specific assets of such Person shall be deemed to be equal to the lesser of (x) the principal amount of such Debt and (y) the fair market value of the assets of such Person to which such Debt has recourse.
     “Debt for Borrowed Money” means, as at any date of determination, all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of Parent and its Subsidiaries. For the avoidance of doubt, Debt for Borrowed Money does not include obligations under Hedge Agreements.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Dollars” and the sign “$” mean the lawful money of the United States of America.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
     “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia (other than a Subsidiary that is owned directly or indirectly by a controlled foreign corporation as defined in Section 957(a) of the Internal Revenue Code).
     “EBITDA” means, for any period, net income (or net loss) plus the sum of the following, to the extent deducted in determining net income: (a) interest expense, (b) income tax expense,

(c) depreciation expense, (d) amortization expense, (e) other non-cash items reducing net income (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period or amortization of a prepaid cash charge that was paid in a prior period), and (f) one time merger, integration and transaction costs payable by the Borrower or any of its Subsidiaries in connection with the transactions contemplated by the Acquisition Agreement and the Loan Documents in an amount not to exceed $165,000,000 in the aggregate and minus the sum of (x) non-cash gains increasing net income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period) and (y) interest income, in each case determined in accordance with GAAP for such period. For purposes of determining compliance with the covenants set forth in Section 6.03(a) and Section 6.03(b), EBITDA will be deemed to be equal to (i) for the second fiscal quarter of fiscal year 2007, $183,700,000 (ii) for the third fiscal quarter of fiscal year 2007, $182,800,000, (iii) for the fourth fiscal quarter of fiscal year 2007, $154,200,000 and (iv) for the first fiscal quarter of fiscal year 2008, $269,300,000.
     “EDGAR Website” has the meaning specified in Section 6.01(j).
     “Effective Date” has the meaning specified in Section 4.01.
     “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, (a) neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee and (b) each Lender under the Revolving Facility must be approved by the Issuing Lender (such approval not to be unreasonably withheld or delayed).
     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising pursuant to or based upon any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any civil or criminal, federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the manufacturing, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

     “Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding debt securities exchangeable into such Equity Interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
     “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Reuters Screen LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.13.
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.11(a)(ii).
     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
     “Events of Default” has the meaning specified in Section 7.01.
     “Existing Debt” has the meaning specified in Section 6.02(d)(iii).
     “Existing Facility” means the commitments and loans made under the Borrower’s $1,250,000,000 Credit Agreement, dated as of August 30, 2007, as amended, supplemented or otherwise modified to the date hereof, as in effect from time to time.
     “Facility” means each of (i) the Term Commitments and the Term Advances made thereunder (the “Term Facility”), (ii) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (iii) any Incremental Term Advances not having the same terms as the Term Advances.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business

Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
     “GAAP” has the meaning specified in Section 1.03.
     “Guarantied Debt” has the meaning specified in the definition of “Debt.”
     “Guarantor” means each of Parent and any Significant Subsidiary of the Borrower that is a Domestic Subsidiary.
     “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodities or precious metal leasing, commodity-linked or precious metal future or option contracts and other similar interest rate, exchange rate or commodity-linked hedging agreements.
     “Incremental Amount” means $250,000,000.
     “Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Agent, among the Borrower, the Agent and one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.
     “Incremental Revolving Facility Commitment” means any increased or incremental Revolving Facility Commitment provided pursuant to Section 2.21.
     “Incremental Revolving Facility Lender” means a Lender with a Revolving Facility Commitment or an outstanding Revolving Facility Advance as a result of an Incremental Revolving Facility Commitment.
     “Incremental Term Advance Activation Notice” means a notice substantially in the form of Exhibit G.
     “Incremental Term Advance Commitment” means the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Advances to the Borrower.
     “Incremental Term Advances” means term Advances made by one or more Lenders to the Borrower pursuant to Section 2.21(a). Incremental Term Advances which have the same terms as the Term Advances shall, after the making thereof, be Term Advances.
     “Incremental Term Facility Maturity Date” means, with respect to any Incremental Term Advances established pursuant to an Incremental Assumption Agreement, the final maturity date as set forth in such Incremental Assumption Agreement.

     “Incremental Term Lender” means a Lender with an Incremental Term Advance Commitment or an outstanding Incremental Term Advance.
     “Indemnified Costs” has the meaning specified in Section 8.05.
     “Indemnified Party” has the meaning specified in Section 9.04(b).
     “Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Debt for Borrowed Money of Parent and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements, excluding any amount not payable in cash. For purposes of determining compliance with the covenant set forth in Section 6.03(b), Interest Expense will be deemed to be equal to (i) for the second fiscal quarter of fiscal year 2007, $1,245,000, (ii) for the third fiscal quarter of fiscal year 2007, $787,000, (iii) for the fourth fiscal quarter of fiscal year 2007, $885,000 and (iv) for the first fiscal quarter of fiscal year 2008, $5,100,000.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months as the Borrower may, upon notice received by the Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period that ends after the Maturity Date;
     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “Issuing Lender” means JPMorgan Chase Bank, N.A. or any affiliate thereof, in its capacity as issuer of any Letter of Credit.
     “Komag” means Komag, Incorporated, a Delaware corporation.
     “L/C Commitment” means $20,000,000.
     “L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.05.
     “L/C Participants” means all the Revolving Lenders other than the Issuing Lender.
     “Lenders” means the Term Lenders, the Revolving Lenders, the Swingline Lender and the Issuing Lender.
     “Letters of Credit” has the meaning specified in Section 3.01(a).
     “Leverage Ratio” has the meaning specified in Section 6.03.
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Loan Documents” means this Agreement, the Notes, if any, the Parent Guaranty, the Subsidiary Guaranties, if any, and all other documents, instruments or agreements executed and delivered by Parent, the Borrower or any of its Subsidiaries for the benefit of any Agent or any Lender in connection herewith.
     “Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
     “Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.
     “Maturity Date” means February 11, 2013.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.20 in substantially the form of Exhibits A-1, A-2 or A-3 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.
     “Notice” has the meaning specified in Section 9.02(d).
     “Notice of Borrowing” means a notice of borrowing substantially in the form of Exhibit B.
     “Obligations” means all obligations of every nature of the Borrower under the Loan Documents, including obligations from time to time owed to the Agent (including any former Agent), the Lenders or any of them, under any Loan Document or in respect of any Letter of Credit, whether for principal, Reimbursement Obligations, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.
     “Other Taxes” has the meaning specified in Section 2.18(b).
     “Parent” means Western Digital Corporation, a Delaware corporation.
     “Parent Guaranty” means that certain Guaranty in the form attached as Exhibit E, to be executed by Parent in favor of the Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Participant Register” has the meaning specified in Section 9.07(e).
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and, if not bonded, for which any reserves required by GAAP have been established; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (f) landlords’ Liens under leases to which such Person is a party; (g) Liens consisting of leases, subleases, licenses or sublicenses granted to others and not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(f) or securing appeal or other surety bonds related to such judgments; and (j) restrictions on funds held for payroll customers pursuant to obligations to such customers.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Platform” has the meaning specified in Section 9.02(b).
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
     “Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (i) any acquisition other than the Acquisition, (ii) any incurrence of Debt or (iii) any Asset Sale (including (a) pro forma adjustments arising out of events which are directly attributable to any proposed acquisition, any incurrence of Debt or any Asset Sale, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the staff of the Securities and Exchange Commission, (b) pro forma adjustments reasonably acceptable to the Agent arising out of operating expense reductions attributable to such transaction being given pro forma effect that (1) have been realized or (2) will be implemented following such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (A) reduction in personnel expenses, (B) reduction of costs related to administrative functions, (C) reduction of costs related to leased or owned properties and (D) reductions from the consolidation of operations and streamlining of corporate overhead, and (c) such other adjustments as are reasonably satisfactory to the Agent, in each case as certified by an officer of the Borrower) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired and the consolidated financial statements of Parent and its Subsidiaries and assuming that all acquisitions (other than the Acquisition) that have been consummated during the period, any Asset Sale and any Debt or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Debt to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Debt as at the relevant date of determination).
     “Reference Banks” means Citicorp USA, Inc. and JPMorgan Chase Bank, N.A.
     “Refunded Swingline Advances” has the meaning specified in Section 2.07.
     “Register” has the meaning specified in Section 9.07(d).
     “Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.05 for amounts drawn under Letters of Credit.
     “Required Facility Lenders” means, with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Advances, Total Revolving Extensions of Credit, or Incremental Term Advances as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).
     “Required Lenders” means at any time, the holders of more than 50% of (a) until the Effective Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Advances and any Incremental Term Advances then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
     “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower now or hereafter outstanding.
     “Revolving Advances” has the meaning specified in Section 2.04.
     “Revolving Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Revolving Advances and participate in Swingline Advances and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule I or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.
     “Revolving Commitment Period” means the period from and including the Effective Date to the Revolving Termination Date.

     “Revolving Extensions of Credit” means as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Advances held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Advances then outstanding.
     “Revolving Facility” has the meaning set forth in the definition of the term “Facility”.
     “Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Advances.
     “Revolving Percentage” means, as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Advances then outstanding constitutes of the aggregate principal amount of the Revolving Advances then outstanding, provided that, in the event that the Revolving Advances are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.
     “Revolving Termination Date” means the Maturity Date.
     “Significant Subsidiary” has the meaning specified in Regulation S-X promulgated under the Securities Act of 1933, as amended.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Subsidiary Guaranty” means that certain Subsidiary Guaranty in the form attached as Exhibit F, to be executed by WD Media on the Effective Date and from time to time by any other Significant Subsidiary of the Borrower that is a Domestic Subsidiary in favor of the Agent pursuant to Section 6.01(k), as each such Subsidiary Guaranty may be amended, restated, supplemented or otherwise modified from time to time.
     “Swingline Advances” has the meaning specified in Section 2.06.
     “Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Advances pursuant to Section 2.06 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.
     “Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Advances.
     “Swingline Participation Amount” has the meaning specified in Section 2.07.
     “Taxes” has the meaning specified in Section 2.18(a).
     “Term Advance” has the meaning specified in Section 2.01.
     “Term Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Term Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule I. The original aggregate amount of the Term Commitments is $500,000,000.
     “Term Facility” has the meaning set forth in the definition of the term “Facility”.
     “Term Lender” means each Lender that has a Term Commitment or that holds a Term Advance.
     “Term Percentage” means, as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Effective Date, the percentage which the aggregate principal amount of such Lender’s Term Advances then outstanding constitutes of the aggregate principal amount of the Term Advances then outstanding).
     “Total Revolving Commitments” means, at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $250,000,000.

     “Total Revolving Extensions of Credit” means, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
     “Type” has the meaning specified in the definition of “Advance.”
     “Unused Revolving Commitment” means, with respect to each Revolving Lender at any time, (a) such Lender’s Revolving Commitment at such time minus (b) such Lender’s (in its capacity as Lender) Revolving Extensions of Credit outstanding at such time.
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “WD Media” means WD Media, Inc., a Delaware corporation, formerly known as Komag, Incorporated.
          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5.01(e) (“GAAP”).
ARTICLE II.
AMOUNTS AND TERMS OF THE COMMITMENTS
          SECTION 2.01. Term Commitments. Subject to the terms and conditions hereof, (a) each Term Lender severally agrees to make a term advance (“Term Advance”) to the Borrower on the Effective Date in an amount equal to the amount of the Term Commitment of such Lender. The Term Advances may from time to time be Eurodollar Rate Advances or Base Rate Advances, as determined by the Borrower and notified to the Agent in accordance with Section 2.02 and Section 2.13.
          SECTION 2.02. Procedure for Term Advance Borrowing. The Term Advances shall be made on notice, pursuant to a Notice of Borrowing, given not later than (x) 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing (or such shorter period as may otherwise be agreed to by the Arrangers) in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such Notice of Borrowing shall be by telephone, confirmed promptly in writing, or telecopier, and shall specify therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such

Advance. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.02. The provisions of Section 2.05(b), Section 2.05(c)and Section 2.05(d) shall apply to the Term Borrowing.
          SECTION 2.03. Repayment of Term Advances. The Term Advance of each Lender shall mature in quarterly installments on the dates set forth below each of which shall be in an amount equal to such Lender’s Term Percentage of the amount set forth opposite the relevant date below:

Installment Date	Amortization	Amount
June 30, 2008	0%	$0
September 30, 2008	0%	$0
December 31, 2008	0%	$0
March 31, 2009	0%	$0
June 30, 2009	3.75%	$18,750,000
September 30, 2009	3.75%	$18,750,000
December 31, 2009	3.75%	$18,750,000
March 31, 2010	3.75%	$18,750,000
June 30, 2010	5%	$25,000,000
September 30, 2010	5%	$25,000,000
December 31, 2010	5%	$25,000,000
March 31, 2011	5%	$25,000,000
June 30, 2011	6.25%	$31,250,000
September 30, 2011	6.25%	$31,250,000
December 31, 2011	6.25%	$31,250,000
March 31, 2012	6.25%	$31,250,000
June 30, 2012	10%	$50,000,000
September 30, 2012	10%	$50,000,000
December 31, 2012	10%	$50,000,000
Maturity Date	10%	Balance
          SECTION 2.04. Revolving Commitments. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit advances (“Revolving Advances”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Advances then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Advances in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Advances may from time to time be Eurodollar Rate Advances or Base

Rate Advances, as determined by the Borrower and notified to the Agent in accordance with Section 2.05 and Section 2.13. The Borrower shall repay all outstanding Revolving Advances on the Revolving Termination Date.
          SECTION 2.05. Procedure for Revolving Borrowing. (a) Each Revolving Borrowing shall be made on notice, pursuant to a Notice of Borrowing, given not later than (x) 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing (or such shorter period as may otherwise be agreed to by the Arrangers) in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such Notice of Borrowing shall be by telephone, confirmed promptly in writing, or telecopier, and shall specify therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Advances, $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Unused Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Rate Advances, $3,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Advances in other amounts pursuant to Section 2.07. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.02.
          (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article IV, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (c) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with Section 2.02or subsection (a) of this Section 2.05, as the case may be, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
          (d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
          SECTION 2.06. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line advances (“Swingline Advances”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Advances outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Advances outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Advances, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Advance if, after giving effect to the making of such Swingline Advance, the aggregate amount of the Unused Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Advances shall be Base Rate Advances only.
          (b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Advance on the earlier of the Revolving Termination Date and the first date after such Swingline Advance is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Advance is made; provided that on each date that a Revolving Advance is borrowed, the Borrower shall repay all Swingline Advances then outstanding.
          SECTION 2.07. Procedure for Swingline Borrowing; Refunding of Swingline Advances. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Advances it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing by a Notice of Borrowing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed date of the Borrowing), specifying (i) the amount to be borrowed and (ii) the requested date of the proposed Borrowing (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 4:00 P.M., New York City time, on the date of the Borrowing specified in a notice in respect of Swingline Advances, the Swingline Lender shall make available to the Agent at the Applicable Lending Office an amount in immediately available funds equal to the amount of the Swingline Advance to be made by the Swingline Lender. The Agent shall make the proceeds of such Swingline Advance available to the

Borrower on such date of the Borrowing by depositing such proceeds in the account of the Borrower with the Agent on such date of the Borrowing in immediately available funds.
          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 1:00 P.M., New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Advance, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Advances (the “Refunded Swingline Advances”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Advance available to the Agent at the Applicable Lending Office in immediately available funds, not later than 11:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Advances shall be immediately made available by the Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Advances. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Advances to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Advances.
          (c) If prior to the time a Revolving Advance would have otherwise been made pursuant to Section 2.07(b), one of the events described in Section 7.01(e) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Advances may not be made as contemplated by Section 2.07(b), each Revolving Lender shall, on the date such Revolving Advance was to have been made pursuant to the notice referred to in Section 2.07(b), purchase for cash an undivided participating interest in the then outstanding Swingline Advances by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Advances then outstanding that were to have been repaid with such Revolving Advances.
          (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Advances, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Advances then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
          (e) Each Revolving Lender’s obligation to make the Advances referred to in Section 2.07(b) and to purchase participating interests pursuant to Section 2.07(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any Guarantor or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          SECTION 2.08. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Revolving Lender a facility fee on the aggregate amount of such Lender’s Revolving Commitment as in effect from time to time from the Effective Date until the Revolving Termination Date (or any earlier date on which the Revolving Commitments terminate) (or, after the termination of the Revolving Commitments, its Revolving Extensions of Credit) in accordance with the Applicable Pricing Grid, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2008, and on the Revolving Termination Date (or any earlier date on which the Revolving Commitments terminate) and thereafter payable on demand.
          (b) Letters of Credit Fees. The Borrower agrees to pay (i) to the Agent, a letter of credit fee, to be shared ratably among Revolving Lenders, on the aggregate face amount of all outstanding Letters of Credit, at a rate per annum equal to the Applicable Margin then in effect with respect to the Eurodollar Rate Advances in accordance with the Applicable Pricing Grid, (ii) to the Issuing Lender, for its own account, a fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit and (iii) to the Issuing Lender, for its own account, customary administrative, issuance, amendment, payment and negotiation charges. Such letter of credit and fronting fees shall be payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2008, and on the Revolving Termination Date (or any earlier date on which the Revolving Commitments terminate) and thereafter payable on demand.
          (c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.
          SECTION 2.09. Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Revolving Commitments of the Lenders, provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Advances and Swingline Advances made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments, and provided further that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

          SECTION 2.10. Repayment of Advances. (a) The Borrower shall repay to the Agent for the ratable account of each Term Lender the aggregate principal amount of the Term Advances made by such Lender on the dates and in the amounts as set forth in Section 2.03.
          (b) The Borrower shall repay to the Agent for the ratable account of each Revolving Lender on the Maturity Date the aggregate principal amount of the Revolving Advances made by such Lender and then outstanding.
          (c) The application of any prepayment pursuant to Section 2.14 shall be made, first, to Base Rate Advances and, second, to Eurodollar Rate Advances. Each prepayment of the Advances under Section 2.14 (except in the case of Revolving Advances that are Base Rate Advances and Swingline Advances) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
          SECTION 2.11. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day that is three months after the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 7.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.
          SECTION 2.12. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Bank. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.11(a)(i) or Section 2.11(a)(ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.11(a)(ii).
          (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
          (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $3,000,000, such Advances shall automatically Convert into Base Rate Advances.
          (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
          (f) If Reuters Screen LIBOR01 Page is unavailable and no Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,
     (i) the Agent shall forthwith notify the Borrower and the Lender that the interest rate cannot be determined for such Eurodollar Rate Advances,
     (ii) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

     (iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          SECTION 2.13. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.12 and Section 2.16, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.05(a) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.05(a). Each Conversion Notice shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each Conversion Notice shall be irrevocable and binding on the Borrower.
          SECTION 2.14. Optional Prepayments of Advances. The Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 12:00 Noon (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c). Any prepayment of Advances shall be applied first to Base Rate Advances to the full extent thereof before application to Eurodollar Rate Advances, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 9.04(c). All prepayments of Term Advances and Incremental Term Advances shall be applied to reduce the remaining scheduled amortization payments of such Term Advances or Incremental Term Advances, as the case may be, in forward chronological order.
          SECTION 2.15. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request made or issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or issuing or participating in Letters of Credit (excluding for purposes of this Section 2.15 any such increased costs resulting from excluded taxes described in Section 2.18(a), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or materially reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type (such as to issue or participate in Letters of Credit), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2.16. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.11(a)(i), as the case may be, and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          SECTION 2.17. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 2:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.08, Section 2.15, Section 2.18 or Section 9.04(c) or as otherwise expressly provided in this Agreement) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any facility fee, any letter of credit fee set forth in Section 2.08(b) and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Advances shall be made pro rata according to the respective outstanding principal amounts of the Term Advances then held by the Term Lenders. The amount of each principal prepayment of the Term Advances shall be applied to reduce the then remaining installments of the Term Advances, pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Advances may not be reborrowed.
          (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
          SECTION 2.18. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.17 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent or any other recipient of any payment made by or on account of any obligation of the Borrower hereunder, in each case inclusive of all liabilities with respect thereof, (i) all taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it in lieu of net income taxes and branch profits taxes imposed on it (A) by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent (as the case may be) is organized or has its principal place of business, (B) by a jurisdiction solely as a result of a present or former connection between the Agent or such Lender and such jurisdiction (other than any such connection arising from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, any of the Loan Documents), or (C) in the case of each Lender, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (ii) any withholding or backup withholding tax that (A) is imposed under a law in effect at the time such Lender becomes a party hereto or otherwise acquires an interest herein (or designates a new lending office) or (B) is attributable to such Lender’s failure (or unreasonable delay) to comply with Section 2.18(e) or Section 2.18(f), except to the extent that such Lender (or its assignor, if any) was otherwise entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.18(a), and (iii) any tax that results from a recipient’s gross negligence or willful misconduct (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).
          (c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.18) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. A certificate of the Agent or a Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Agent or such Lender shall be delivered to the Borrower by the applicable Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the applicable Lender. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) delivers such certificate therefor.
          (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. For purposes of subsection (f), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) Any Lender that is a United States person and has not otherwise established to the reasonable satisfaction of the Borrower and the Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to the Borrower and the Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent or as otherwise prescribed by applicable law, but only if such Lender is legally entitled to do so), duly executed and properly completed copies of Internal Revenue Service Form W-9.
          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.18 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

          (h) If the Agent or a Lender determines, in its good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.18 with respect to Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such governmental authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person.
          SECTION 2.19. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it or its interest in Letters of Credit (other than (x) pursuant to Section 2.15, Section 2.18 or Section 9.04(c) or (y) as expressly otherwise contemplated hereby) in excess of its ratable share of payments on account of the Advances or Letters of Credit obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them and Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.19 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
          SECTION 2.20. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount equal to the Commitment of such Lender.

          (b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest and obligations due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest in respect of Letters of Credit due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
          SECTION 2.21. Incremental Commitments. (a) The Borrower may, by written notice to the Agent at any time and from time to time, make one or more requests for Incremental Term Advance Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an aggregate amount not to exceed the Incremental Amount, from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Advance Commitments and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided, that each Incremental Revolving Facility Lender and Incremental Term Lender shall be subject to the approval of the Agent (which approval shall not be unreasonably withheld) unless such Incremental Term Lender or Incremental Revolving Facility Lender, as the case may be, is a Lender or an Affiliate of a Lender. If any Lender is willing, in its sole and absolute discretion, to provide Incremental Term Advance Commitments hereunder, it shall execute and deliver to the Agent an Incremental Term Advance Activation Notice specifying (i) the amount of such Incremental Term Advance Commitment, (ii) the applicable Incremental Term Facility Maturity Date (which shall not be earlier than the Maturity Date), (iii) the amortization schedule for the corresponding Incremental Term Advances (the average weighted life to maturity of which shall not be shorter than that of the then outstanding Term Advances) and (iv) the Applicable Margin for such Incremental Term Advances (provided that in the event that the all-in margin of such Incremental Term Advances exceeds the Applicable Margin for the Term Advances by more than 0.25% per annum, the Applicable Margin for the Term Advances shall be increased such that the resulting pricing differential shall be equal to 0.25% per annum). Each Lender having an Incremental Term Advance Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Advances to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Advance Commitment.
          The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Agent an Incremental Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Term Advance Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Advances and/or Incremental Revolving Facility Commitments; provided, that from and after the effectiveness of each Incremental Assumption Agreement, the associated Incremental Revolving Facility Commitments shall thereafter be Revolving Facility Commitments and, in the event that any Incremental Term Advances have the same terms as the Term Advances, such Incremental Term Advances shall thereafter be Term Advances. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Advance Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.01. Any such deemed amendment may be memorialized in writing by the Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto, and no such other party shall have any right to consent to any such deemed amendment.
          (b) Notwithstanding the foregoing, no Incremental Term Advance Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, the conditions set forth in Section 4.02(b) shall be satisfied and the Agent shall have received a certificate to that effect dated such date and executed by an officer of the Borrower and (ii) the Agent shall have received board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Agent, consistent with those delivered on the Effective Date.
          (c) Each of the parties hereto hereby agrees that the Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Advances in the form of additional Term Advances, when originally made, are included in each Borrowing of outstanding Term Advances on a pro rata basis, and (ii) all Revolving Facility Advances in respect of Incremental Revolving Facility Commitments, when originally made, are included in each Borrowing of outstanding Revolving Facility Advances on a pro rata basis. The Borrower agrees that Section 2.13 shall apply to any conversion of Eurodollar Rate Advances to Base Rate Advances reasonably required by the Lenders to effect the foregoing.
          SECTION 2.22. Use of Proceeds. The proceeds of the Facilities (a) shall be used to repay at least $750,000,000 of the loans under the Existing Facility and (b) for other general corporate purposes.
ARTICLE III.
LETTERS OF CREDIT
          SECTION 3.01. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.04(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Unused Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable law.
          SECTION 3.02. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
          SECTION 3.03. Fees and Other Charges. The Borrower will pay fees in respect of Letters of Credit as provided in Section 2.08(b).
          SECTION 3.04. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with Section 3.05, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any Guarantor or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing
          (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender after the date such payment is due but within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.04(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Advances under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.04 shall be conclusive in the absence of manifest error.
          Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.04(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
          SECTION 3.05. Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 P.M., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such draft from the Issuing Lender. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in Section 2.11(a)(i).

          SECTION 3.06. Obligations Absolute. The Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.
          SECTION 3.07. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          SECTION 3.08. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
ARTICLE IV.
CONDITIONS TO EFFECTIVENESS AND LENDING
          SECTION 4.01. Conditions Precedent to Effectiveness of Article II. Article II of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
     (a) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

     (b) The Borrower shall have paid all accrued fees and all reasonable documented out of pocket costs and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).
     (c) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
     (i) the representations and warranties contained in Section 5.01 are correct in all material respects on and as of the Effective Date, except to the extent that they were made as of an earlier date, in which case they shall be correct in all material respects as of that earlier date (provided that the representations and warranties in Section 5.01(b), (d), (g), (h) and (j) and any representations and warranties in Section 5.01 that are qualified by materiality or a Material Adverse Effect shall be correct in all respects), and
     (ii) No event has occurred and is continuing that constitutes a Default.
     (d) The Agent shall have received on or before the Effective Date the following, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:
     (i) This Agreement, the Parent Guaranty and the Subsidiary Guaranty, originally executed and delivered by the Borrower, Parent and WD Media, respectively.
     (ii) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.20.
     (iii) Certified copies of the resolutions of the board of directors of (x) Parent approving the Parent Guaranty, (y) the Borrower approving this Agreement and the Notes, and all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes and (z) WD Media approving the Subsidiary Guaranty.
     (iv) A certificate of the secretary or an assistant secretary of each of Parent, the Borrower and WD Media certifying the names and true signatures of the officers of Parent, the Borrower and WD Media, respectively, authorized to sign this Agreement, the Notes, the Parent Guaranty, the Subsidiary Guaranty and the other documents to be delivered hereunder.
     (v) A favorable opinion of O’Melveny & Myers LLP, counsel for the Borrower, WD Media and Parent, substantially in the form of Exhibit D hereto.
     (vi) All documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

     (e) The advances outstanding under the Existing Facility shall have been repaid (or, after giving effect to irrevocable instructions for the application of the proceeds of the first borrowing under the Facilities, the Existing Facility shall be repaid) on a dollar by dollar basis with the amount of Advances funded on the Effective Date.
     (f) During the period from and including the date of execution of this Agreement to and including the Effective Date, the Borrower (or Parent) shall have filed with the Securities and Exchange Commission all required reports on Form 10-K and Form 10-Q in a timely manner.
          SECTION 4.02. Conditions Precedent to Each Borrowing and Letter of Credit After the Effective Date. The obligation of each Lender to make an Advance on the occasion of each Borrowing and of the Issuing Lender to issue or increase the amount of a Letter of Credit (other than the initial Borrowing, and the initial Letter of Credit, if any, issued on the Effective Date) shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, issuance or increase, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or, as applicable, the issuance of such Letter of Credit or effectiveness of such increase shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, issuance or increase such statements are true):
          (a) the representations and warranties contained in Section 5.01 are correct in all material respects on and as of such date, or if made as of an earlier date, they shall be correct in all material respects as of such earlier date, before and after giving effect to such Borrowing, issuance and increase and to the application of the proceeds therefrom, as though made on and as of such date (provided that the representations and warranties in Section 5.01(b), (d), (g), (h) and (j) and any representations and warranties in Section 5.01 that are qualified by materiality or a Material Adverse Effect shall be correct in all respects), and
          (b) no event has occurred and is continuing, or would result from such Borrowing, issuance or increase, that constitutes a Default.
          SECTION 4.03. Determinations Under Section 4.01. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Effective Date, specifying its objection thereto.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
          SECTION 5.01. Representations and Warranties. The Borrower represents and warrants as follows:

     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) applicable law or any other contractual restriction binding on or affecting the Borrower or its Subsidiaries, other than violations of contractual restrictions that could not reasonably be expected to result in a Material Adverse Effect or result in the imposition of any Lien on any asset of the Borrower or any of its Subsidiaries other than Liens permitted hereunder.
     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it.
     (d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.
     (e) (i) The Consolidated balance sheet of Parent and its Subsidiaries as at June 29, 2007, and the related Consolidated statements of income and cash flows of Parent and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, (ii) the Consolidated balance sheet of Parent and its Subsidiaries as at September 28, 2007, and the related Consolidated statements of income and cash flows of Parent and its Subsidiaries for the three months then ended and (iii) the Consolidated balance sheet of Parent and its Subsidiaries as at December 28, 2007, and the related Consolidated statements of income and cash flows of Parent and its Subsidiaries for the six months then ended, in each case duly certified by the chief financial officer of Parent as contemplated by Item 601(b)(31)(i) of Regulation S-K under the Securities Exchange Act of 1934, as amended, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at June 29, 2007, September 28, 2007 and December 28, 2007, and said statements of income and cash flows for the three and six months, respectively, then ended, to year-end audit adjustments, the Consolidated financial condition of Parent and its Subsidiaries as at such dates and the Consolidated results of the operations of Parent and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 28, 2007, there has been no Material Adverse Change.

     (f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
     (g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).
     (h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     (i) No information, exhibits and reports furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, taken as a whole, contain any untrue statement of a material fact and do omit to state a material fact necessary to make the statements made therein not misleading; provided that with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time made.
     (j) The Parent and its Subsidiaries are Solvent on a consolidated basis.
     (k) To the extent applicable, the Borrower is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Patriot Act. No part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE VI.
COVENANTS OF THE BORROWER
          SECTION 6.01. Affirmative Covenants. So long as any Advance or Obligation shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all material applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act.

     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves under GAAP are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.
     (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 6.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise, or the corporate existence of any Subsidiary, if the board of directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.
     (e) Visitation Rights. At any reasonable time and from time to time upon reasonable prior notice, and so long as no Event of Default has occurred and is continuing, no more than once per calendar year, permit the Agent or any of the Lenders or any reasonable number of agents or representatives thereof, to visit Borrower’s corporate offices in Lake Forest, California to examine and make copies of and abstracts from the records and books of account of, and if reasonably necessary to assess Borrower’s compliance with the material provisions of this Agreement, to visit the other properties of the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.
     (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with, and to the extent required by, GAAP in effect from time to time (or local accounting requirements).

     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.
     (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (i) transactions between the Borrower and its Subsidiaries, or between two or more Subsidiaries, (ii) compensation arrangements for directors or executive officers approved by the board of directors or the compensation committee of the board of directors and (iii) transactions incurred in the ordinary course of business with Persons that have directors who are also directors or executive officers of the Borrower.
     (i) Reporting Requirements. Furnish to the Agent:
     (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Parent, the Consolidated balance sheet of Parent and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of Parent as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and a Compliance Certificate, in reasonable detail as to compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 6.03, a statement of reconciliation conforming such financial statements to GAAP;
     (ii) as soon as available and in any event within 90 days after the end of each fiscal year of Parent, a copy of the annual audit report for such year for Parent and its Subsidiaries, containing the Consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of Parent and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by KPMG LLP or other independent public accountants of recognized national standing (that does not include any “going concern” or similar qualification, or any qualification as to the scope of their audit) and a Compliance Certificate in reasonable detail as to compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 6.03, a statement of reconciliation conforming such financial statements to GAAP;
     (iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
     (iv) promptly after the sending or filing thereof, copies of all reports that Parent sends to its securityholders generally, and copies of all reports on Form 10-K, 10-Q or 8-K (other than pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended) and registration statements for the public offering (other than pursuant to employee Plans) of securities of Parent that Parent or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;
     (v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 5.01(f); and
     (vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.
     (j) Delivery. Documents required to be delivered pursuant to Section 6.01(i)(i), (i)(ii) and (i)(iv) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address www.wdc.com or another website address provided by the Borrower in a written notice to the Agent; (ii) on which such documents are posted on a publicly available website maintained by or on behalf of the Securities and Exchange Commission for access to documents filed in the EDGAR database (the “EDGAR Website”), or (iii) on which such documents are posted on behalf of the Borrower or Parent on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Agent, for delivery by the Agent to any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent and (ii) except with respect to documents posted on the EDGAR Website, the Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and, if requested by the Agent, provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
     (k) Subsidiary Guaranty. Cause any of its Domestic Subsidiaries that (i) is a Significant Subsidiary created or acquired after the Effective Date or (ii) to which it or any of its other Subsidiaries transfers assets resulting in such Domestic Subsidiary becoming a Significant Subsidiary after the Effective Date, in either case, to guarantee the Obligations pursuant to the Subsidiary Guaranty.
          SECTION 6.02. Negative Covenants. So long as any Advance or Obligation shall remain unpaid, any Letters of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will not:
     (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
     (i) Permitted Liens;
     (ii) Liens securing Debt permitted pursuant to Section 6.02(d)(v); provided that (x) such Liens attach at all times only to the assets so financed except for accessions to the property that is affixed or incorporated into the property covered by such Lien or financed with the proceeds of such Debt and the proceeds and the products thereof and (y) individual financings or leases of equipment provided by one lender or lessor may be cross collateralized to other financings of equipment provided by such lender or lessor;
     (iii) the Liens existing on the Effective Date and described on Schedule 6.02(a) hereto;
     (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;
     (v) Liens on cash collateral or government securities to secure obligations under Hedge Agreements, letters of credit and bank guaranties, provided that the aggregate value of any collateral so pledged does not exceed $50,000,000 in the aggregate at any time;
     (vi) Liens on precious metals or commodities to secure obligations under Hedge Agreements;
     (vii) assignments of the right to receive income effected as a part of the sale of a business unit or for collection purposes;
     (viii) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt (other than as described in clause (i) of the definition thereof),

(B) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries, (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business or (D) relating to the credit cards and credit accounts of the Borrower or any of its Subsidiaries in the ordinary course of business;
     (ix) Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
     (x) other Liens securing Debt in an aggregate principal amount not to exceed the amount specified in Section 6.02(d)(xxii) at any time outstanding; and
     (xi) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.
     (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, the Borrower, (iii) any Subsidiary of the Borrower may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other Person so long as the Borrower delivers to the Agent a certificate demonstrating compliance on a Pro Forma Basis with Section 6.03 after giving effect to such transaction, (iv) any Subsidiary of the Borrower may merge or consolidate with or into any other Person so long as such Subsidiary is the surviving corporation and (v) the Borrower may merge or consolidate with or into any other Person so long as the Borrower is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
     (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.
     (d) Debt. Create or suffer to exist, or permit any Subsidiary to create or suffer to exist, any Debt other than:
     (i) the Obligations;

     (ii) Debt owed to the Borrower or to a wholly owned (other than directors’ qualifying shares) Subsidiary of the Borrower;
     (iii) Debt existing on the Effective Date and described on Schedule 6.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor and ranking in right of payment of such Existing Debt shall not be improved for the benefit of the holders thereof, as a result of or in connection with such extension, refunding or refinancing (other than by increasing such amount by fees and expenses in connection with any refinancing);
     (iv) Debt of a Person existing at the time such Person is merged into or consolidated with any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower (the “Assumed Debt”) and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Assumed Debt; provided that (A) such Debt was not created in contemplation of such merger, consolidation or acquisition and (B) the principal amount of such Assumed Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed (other than as expressly permitted hereunder), as a result of or in connection with such extension, refunding or refinancing (other than by increasing such amount by fees and expenses in connection with any refinancing);
     (v) purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) (x) in respect of Capital Leases or (y) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and modifications, extensions, renewals, refundings, replacements and extensions of any such Debt that do not increase the outstanding principal amount thereof;
     (vi) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
     (vii) Debt incurred by the Borrower or any of its Subsidiaries arising from guaranties, letters of credit or bank guaranties in the ordinary course of business;
     (viii) Debt incurred by the Borrower or any of its Subsidiaries in respect of surety, performance, statutory or appeal bonds or similar obligations (including those issued in respect of workers’ compensation, unemployment insurance and other types of social security) in the ordinary course of business;

     (ix) Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
     (x) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;
     (xi) guaranties by the Borrower of Debt of any Subsidiary or guaranties by a Subsidiary of the Borrower of Debt of the Borrower or any Subsidiary with respect, in each case, to Debt otherwise permitted to be incurred pursuant to this Section 6.02(d);
     (xii) guaranties by the Borrower or any of its Subsidiaries of the obligations under Hedge Agreements entered into in the ordinary course of business;
     (xiii) customary indemnification and purchase price adjustment obligations incurred in connection with sales of assets and acquisitions;
     (xiv) contingent obligations consisting of take or pay obligations contained in supply agreements, in each case incurred in the ordinary course of business;
     (xv) Debt representing deferred compensation to employees;
     (xvi) Debt consisting of promissory notes issued to future, present or former directors, officers, members of management, employees or consultants of Parent or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent or any of its direct or indirect parent companies;
     (xvii) Debt consisting of the financing of insurance premiums;
     (xviii) Debt permitted under Section 6.02(e);
     (xix) Debt in respect of the credit cards and credit accounts of the Borrower or any of its Subsidiaries in the ordinary course of business;
     (xx) warranty or indemnification obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;
     (xxi) obligations of the Borrower or any of its Subsidiaries incurred in connection with rebate programs; and
     (xxii) other Debt in an amount not to exceed 5% of Consolidated total assets of Parent and its Subsidiaries at any time outstanding (determined as of the date such Debt was incurred).

     (e) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or Hedge Agreements except in the ordinary course of business and not for speculative purposes.
     (f) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business carried on by the Borrower and its Subsidiaries considered as a whole at the date hereof.
     (g) Restricted Junior Payments. Directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, or permit any of its Subsidiaries through any manner or means or through any other Person to directly or indirectly declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except:
     (i) the Borrower may make Restricted Junior Payments to Parent to the extent necessary to permit Parent to purchase or redeem Equity Interests of Parent (including related stock appreciation rights or similar securities) (A) held by then present or former directors, consultants, officers or employees of the Borrower, Parent or any of their respective Subsidiaries or by any employee compensation and incentive arrangements upon such person’s death, disability, retirement or termination of employment or under the terms of any such employee compensation and incentive arrangements or any other agreement under which such shares of stock or related rights were issued or (B) held by present or former officers, directors or employees of the Borrower, Parent or any of their respective Subsidiaries at any time in order to provide liquidity to such officers in the ordinary course of business; provided that the aggregate amount of such purchases or redemptions under this paragraph (i) shall not exceed $100,000,000 per fiscal year (plus, in the case of either subclause (A) or (B), the amount of net proceeds received by the Borrower or Parent during such fiscal year from (x) sales of Equity Interests of Parent to directors, officers or employees of the Borrower, Parent or any of their respective Subsidiaries in connection with employee compensation and incentive arrangements and (y) third-party insurers under key-man life insurance policies that were not already applied under this clause (i)) which, if not used in any year, may be carried forward to any subsequent fiscal year;
     (ii) repurchases of common stock of Parent in open market transactions, pursuant to the existing stock repurchase program approved by the governing body of Parent, in an aggregate amount not to exceed $500,000,000; and
     (iii) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of, and any required tax withholdings in respect of, such options.
          SECTION 6.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

     (a) Leverage Ratio. Maintain, as of the last day of each fiscal quarter, a ratio (the “Leverage Ratio”), calculated on a Pro Forma Basis, of Consolidated Debt for Borrowed Money as at the last day of such period to Consolidated EBITDA of Parent and its Subsidiaries for the period of four consecutive fiscal quarters then ended of not greater than 2.50:1.00.
     (b) Interest Coverage Ratio. Maintain, as of the last day of each fiscal quarter, a ratio, calculated on a Pro Forma Basis, of (i) Consolidated EBITDA of Parent and its Subsidiaries minus Capital Expenditures determined for the Parent and its Subsidiaries on a consolidated basis for the period of four consecutive fiscal quarters then ended to (ii) Consolidated Interest Expense of Borrower and its Subsidiaries for such period of not less than 3.50:1.00.
ARTICLE VII.
EVENTS OF DEFAULT
          SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or Reimbursement Obligation or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or
     (b) Any representation or warranty made by the Borrower or any Guarantor herein or in any other Loan Document or by the Borrower or any Guarantor (or any of their respective officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made; or
     (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(d), (e), (h) or (i)(iii), Section 6.02 or Section 6.03, or (ii) the Borrower or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or
     (d) Parent, the Borrower or any of their respective Significant Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of Parent, the Borrower or such Significant Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause, or to permit the holder or holders of that Debt (or a trustee on behalf of such holder or holders) to cause, that Debt to become or be declared due and payable (or redeemable) prior to the stated maturity thereof; or
     (e) Parent, the Borrower or any of their respective Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Parent, the Borrower or any of their respective Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Parent, the Borrower or any of their respective Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
     (f) Judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against Parent, the Borrower or any of their respective Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment or order has been discharged or otherwise satisfied; provided, however, that any such judgment or order shall not be an Event of Default under this Section 7.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
     (g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the Effective Date, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to direct the management or policies of the Borrower; or
     (h) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $50,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or
     (i) At any time after the execution and delivery thereof, (i) the Parent Guaranty or the Subsidiary Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) the Borrower or any Guarantor shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future Advances by Lenders, under any Loan Document to which it is a party;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances and to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).
ARTICLE VIII.
THE AGENT
          SECTION 8.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. In performing its functions and duties hereunder, the Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. The Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.
          SECTION 8.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.
          SECTION 8.03. JPMorgan Chase Bank, N.A. and Affiliates. With respect to its Commitments, the Advances made by it, the Note, if any, issued to it and Letters of Credit issued or participated in by it, JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMorgan Chase Bank, N.A. in its individual capacity. JPMorgan Chase Bank, N.A. and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if JPMorgan Chase Bank, N.A. were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent. In the event that JPMorgan Chase Bank, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guarantied by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of the Borrower hereunder or under any other Loan Document by or on behalf of JPMorgan Chase Bank, N.A. in its capacity as the Agent for the benefit of any Lender under this Agreement or any Note (other than JPMorgan Chase Bank, N.A. or an Affiliate of JPMorgan Chase Bank, N.A.) and which is applied in accordance with this Agreement shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
          SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
          SECTION 8.05. Indemnification.
          (a) The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to their Aggregate Exposure Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent in its capacity as such under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.
          (b) The failure of any Lender to reimburse the Agent promptly upon demand for its Aggregate Exposure Percentage of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its Aggregate Exposure Percentage of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Agent agrees to return to the Lenders their respective Aggregate Exposure Percentage of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Borrower.
          SECTION 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent of the Borrower, not to be unreasonably withheld or delayed. If the Required Lenders have not appointed a successor Agent, the Agent shall have the right to appoint a financial institution to act as Agent hereunder with the consent of the Borrower, not to be unreasonably withheld or delayed, and in any case, the Agent’s resignation shall become effective on the thirtieth day after such notice of resignation. If neither the Required Lenders nor the Agent have appointed a successor Agent, the Required Lenders shall be deemed to succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
          SECTION 8.07. Other Agents. Each Lender hereby acknowledges that neither syndication agent, nor any co-documentation agents, nor any other Lender designated as any “Agent” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX.
MISCELLANEOUS
          SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Advance, extend the scheduled date of any amortization payment in respect of any Term Advance, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.01 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or waive any provision of Section 2.19 without the written consent of the Required Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Required Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Article VIII or any other provision of any Loan Document that affects the Agent without the written consent of the Agent; (vii) amend, modify or waive any provision of Section 2.06 or Section 2.07 without the written consent of the Swingline Lender; (viii) amend, modify or waive any provision of Article III without the written consent of the Issuing Lender or (ix) release any Guarantor without the written consent of all of the Lenders other than in connection with any merger, consolidation, conveyance, transfer, lease or other disposition of a Guarantor or its assets permitted by Section 6.02(b) in which case only the consent of the Agent shall be required. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Advances. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Agent to the extent necessary to integrate any Incremental Term Advance Commitments or Incremental Revolving Facility Commitments on substantially the same basis as the Term Advances or Revolving Facility Advances, as applicable.
          SECTION 9.02. Notices, Etc. (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in this Section 9.02(a) and in the proviso to this Section 9.02(a), if to the Borrower, at its address at 20511 Lake Forest Drive, Lake Forest, California 92630-7741, Attention: Tim Leyden and Raymond Bukaty, Telecopier: (949) 672-7589; if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn, 7th Floor, Chicago, IL 60603, Attention: Cecily Roland, Telecopier: (312) 385-7098 or (312) 385-7096, E-mail: cecily.a.roland@jpmchase.com; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 6.01(i)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the Borrower by the Agent. All such notices and communications shall be properly addressed and shall be deemed effective (A) three (3) days after deposit in the U.S. mails, certified, return receipt requested with postage pre-paid; (B) upon delivery if sent via recognized courier such as FedEx or UPS; (C) on the Business Day when telecopied before 4:00 P.M. (New York time) on a Business Day provided that the sending machine prints out confirmation of successful transmission and a hard copy of such telecopy is sent no later than the next Business Day via U.S. mail or personal delivery as specified herein; and if not telecopied before 4:00 P.M. (New York time) on a Business Day, then receipt shall be deemed to have occurred on the next Business Day (with follow up mailing or delivery via courier as described above); or (D) upon confirmation by the party to be noticed of receipt of e-mail notice, if sent via e-mail, except that notices and communications to the Agent or Issuing Lender pursuant to Article II, Article III, Article IV or Article VIII shall not be effective until received by the Agent or Issuing Lender, as the case may be. Delivery by telecopier or by email of a scanned, manually signed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          (b) So long as JPMorgan Chase Bank, N.A. or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 6.01(i)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at cecily.a.roland@jpmchase.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

          (c) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Agreement or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains material non-public information with respect to the Borrower, its Subsidiaries or their securities shall not be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Agreement contains any such material non-public information, the Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities.
          (d) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
          SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 9.04. Costs and Expenses. (a)  The Borrower agrees to pay on demand all reasonable documented out of pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).
          (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, partners, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense has resulted from such Indemnified Party’s gross negligence or bad faith or breach by such Indemnified Party of any Loan Document. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower, on the one hand, and the Agent and each Lender, on the other hand, agree not to assert any claim for special, indirect, consequential or punitive damages against each other, any of their Affiliates, or any of their respective directors, officers, partners, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. To the extent duplicative of the provisions of Section 2.18, this Section 9.04 shall not apply to Taxes or Other Taxes.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.12(d) or (e), Section 2.14 or Section 2.16, acceleration of the maturity of the Notes pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
          (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Section 2.15, Section 2.18 and Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
          SECTION 9.05. Right of Set-off. Upon either (a) the occurrence and during the continuance of any Event of Default under Section 7.01(a) or Section 7.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 7.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
          SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 4.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
          SECTION 9.07. Assignments and Participations. (a)  Each Lender may and, if demanded by the Borrower (so long as no Default shall have occurred and be continuing and following a demand by such Lender pursuant to Section 2.15 or Section 2.18) upon at least five Business Days’ notice to such Lender and the Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment of a Facility shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement in respect of such Facility; (ii) each such assignment need not be pro rata among the Facilities; (iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof; (iv) each such assignment shall be to an Eligible Assignee; (v) each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement; (vi) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts accrued or payable to such Lender under this Agreement and (vii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee may be paid by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.15, Section 2.18 and Section 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 8.05 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any

Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
          (d) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances and L/C Obligations owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each Lender shall, acting for this purpose as an agent of the Borrower, maintain at one of its offices a register substantially similar to the Register (the “Participant Register”) for the recordation of the names and addresses of its participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in its Participant Register with the Borrower or any other person, except as required by applicable law. No sale of participating interests in the rights of a Lender hereunder and under the other Loan Documents shall be effective until properly recorded in the Participant Register.
          (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrower received by it from such Lender.
          (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          SECTION 9.08. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Agent or the Lenders by the Borrower and identified as such in writing (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to any assignee or participant or prospective assignee or participant or to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction or credit insurance related to the obligations of the Borrower under this Agreement, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Borrower, (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender and (ix) with the consent of the Borrower. If disclosure of Borrower Information is required pursuant to (iii) above, then the party compelled to make such disclosure shall promptly give the Borrower notice thereof, to the extent legally permissible, and shall reasonably cooperate with the Borrower should the Borrower wish to attempt to lawfully suppress, limit or quash such disclosure. In addition, the Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.
          SECTION 9.09. Governing Law. This Agreement and the other Loan Documents (except as otherwise expressly set forth in any such Loan Document), and the rights and obligations of the parties hereunder and thereunder, shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

          SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.11. Jurisdiction, Etc. (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby further consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 9.12. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.
          SECTION 9.13. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
          SECTION 9.14. No Fiduciary Duty. The Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WESTERN DIGITAL TECHNOLOGIES, INC.

By	/s/ Timothy M. Leyden
Name:	Timothy M. Leyden
Title:	Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Agent

By	/s/ David F. Gibbs
Name:	David F. Gibbs
Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC., as
syndication agent and arranger

By	/s/ J. Gregory Davis
Name:	J. Gregory Davis
Title:	Authorized Signatory

J.P. MORGAN SECURITIES INC., as arranger

By	/s/ David F. Gibbs
Name:	David F. Gibbs
Title:	Managing Director

BANK OF AMERICA, N.A., as co-documentation agent

By	/s/ Kevin McMahon
Name:	Kevin McMahon
Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,
as co-documentation agent

By	/s/ Andres Hietala
Name:	Andrew Hietala
Title:	First Vice President

THE ROYAL BANK OF SCOTLAND PLC, as co-
documentation agent

By	/s/ Andrew Wynn
Name:	Andrew Wynn
Title:	Managing Director

AMERICAN SAVINGS BANK, F.S.B., as Lender

By	/s/ Carl A. Morita
Name:	Carl A. Morita
Title:	Vice President

BANK OF AMERICA, N.A., as Lender

By	/s/ Kevin McMahon
Name:	Kevin McMahon
Title:	Senior Vice President

BANK OF CHINA, LOS ANGELES BRANCH, as
Lender

By	/s/ Jason Fu
Name:	Jason Fu
Title:	Vice President

BANK OF CHINA, NEW YORK BRANCH, as
Lender

By	/s/ William W. Smith
Name:	William W. Smith
Title:	Deputy General Manager

BANK LEUMI USA, as Lender

By	/s/ Joung Hee Hong
Name:	Joung Hee Hong
Title:	First Vice President

BANK OF NOVA SCOTIA, as Lender

By	/s/ Chris Osborn
Name:	Chris Osborn
Title:	Managing Director

CITIBANK, N.A., as Lender

By	/s/ J. Gregory Davis
Name:	J. Gregory Davis
Title:	Authorized Signatory

COMERICA BANK, as Lender

By	/s/ Steve Clear

Name:	Steve Clear
Title:	AVP

FIRST COMMERCIAL BANK, LOS ANGELES
BRANCH, as Lender

By	/s/ Larry Jen-Yu Lai

Name:	Larry Jen-Yu Lai
Title:	SAVP & Deputy General Manager

HSBC BANK USA, NATIONAL ASSOCIATION,
as Lender

By	/s/Andres Hietala

Name:	Andrew Hietala
Title:	First Vice President

HUA NAN COMMERCIAL BANK, LTD. NEW
YORK AGENCY, as Lender

By	/s/ Henry Hsieh

Name:	Henry Hsieh
Title:	Assistant Vice President

JPMORGAN CHASE BANK, N.A., as Lender

By	/s/ David F. Gibbs

Name:	David F. Gibbs
Title:	Managing Director

KEY BANK NATIONAL ASSOCIATION, as
Lender

By	/s/ John Brock

Name:	John Brock
Title:	Managing Director

MEGA INTERNATIONAL COMMERCIAL
BANK CO., LTD. LOS ANGELES BRANCH, as
Lender

By	/s/ Chia Jang Liu

Name:	Chia Jang Liu
Title:	SVP & General Manager

STANDARD CHARTERED BANK, as Lender

By	/s/ Benjamin Velazquez

Name:	Benjamin Velazquez A2657
Title:	Director
Syndications, Americas

By	/s/ Robert K. Reddington

Name:	Robert K. Reddington
Title:	AVP/Credit Documentation
Credit Risk Control
Standard Chartered Bank N.Y.

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., as Lender

By	/s/ Victor Pierzchalski

Name:	Victor Pierzchalski
Title:	Authorized Signatory

THE NORTHERN TRUST COMPANY, as Lender

By	/s/ Katherine A. Lenz

Name:	Katherine A. Lenz
Title:	Officer

THE ROYAL BANK OF SCOTLAND PLC, as
Lender

By	/s/ Andrew Wynn

Name:	Andrew Wynn
Title:	Managing Director

UNION BANK OF CALIFORNIA, N.A., as Lender

By	/s/ James Heim

Name:	James Heim
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as
Lender

By	/s/ Richard Ameny

Name:	Richard Ameny
Title:	Vice President

WACHOVIA BANK, N.A., as Lender

By	/s/ Samantha W. Jones

Name:	Samantha W. Jones
Title:	Vice President

EXHIBIT A1 — FORM OF TERM NOTE

U.S.$	Dated: , 2008
     FOR VALUE RECEIVED, the undersigned, WESTERN DIGITAL TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Term Commitment in figures]. The principal amount of this Promissory Note shall be payable on the dates and in the amounts specified in the Credit Agreement dated as of February 11, 2008 among the Borrower, the Lender and certain other lenders party thereto, Citigroup Global Markets Inc., as syndication agent, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as arrangers, Bank of America, N.A., HSBC Bank USA, National Association and The Royal Bank of Scotland plc, as co-documentation agents, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).
     The Borrower promises to pay interest on the unpaid principal amount of the Term Advance evidenced hereby from the date of such Term Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
     Both principal and interest are payable in Dollars to JPMorgan Chase Bank, N.A., as Agent, at the Agent’s Account, in same day funds. The Term Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the Term Advance by the Lender to the Borrower in an aggregate amount not to exceed the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of an Event of Default and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
     Whenever any payment on this Promissory Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest on this Promissory Note; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     This Promissory Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

     This Promissory Note and the rights and obligations of the Borrower and the Lender hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

WESTERN DIGITAL TECHNOLOGIES, INC.
By:
Name:
Title:

2

ADVANCE AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Principal Paid	Unpaid Principal	Notation
Date	Advance	or Prepaid	Balance	Made By

EXHIBIT A2 — FORM OF REVOLVING NOTE

U.S.$	Dated: , 2008
     FOR VALUE RECEIVED, the undersigned, WESTERN DIGITAL TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Revolving Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Revolving Commitment in figures] or, if less, the unpaid principal amount of all Revolving Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of February 11, 2008 among the Borrower, the Lender and certain other lenders party thereto, Citigroup Global Markets Inc., as syndication agent, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as arrangers, Bank of America, N.A., HSBC Bank USA, National Association and The Royal Bank of Scotland plc, as co-documentation agents, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).
     The Borrower promises to pay interest on the unpaid principal amount of each Revolving Advance from the date of such Revolving Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
     Both principal and interest are payable in Dollars to JPMorgan Chase Bank, N.A., as Agent, at the Agent’s Account, in same day funds. Each Revolving Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of an Event of Default and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
     Whenever any payment on this Promissory Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest on this Promissory Note; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     This Promissory Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

     This Promissory Note and the rights and obligations of the Borrower and the Lender hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

WESTERN DIGITAL TECHNOLOGIES, INC.
By:
Name:
Title:

2

ADVANCES AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Principal Paid	Unpaid Principal	Notation
Date	Advance	or Prepaid	Balance	Made By

EXHIBIT A3- FORM OF SWINGLINE NOTE

U.S.$	Dated: , 2008
     FOR VALUE RECEIVED, the undersigned, WESTERN DIGITAL TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Revolving Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Swingline Commitment in figures] or, if less, the unpaid principal amount of all Swingline Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of February 11, 2008 among the Borrower, the Lender and certain other lenders party thereto, Citigroup Global Markets Inc., as syndication agent, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as arrangers, Bank of America, N.A., HSBC Bank USA, National Association and The Royal Bank of Scotland plc, as co-documentation agents, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).
     The Borrower promises to pay interest on the unpaid principal amount of each Swingline Advance from the date of such Swingline Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
     Both principal and interest are payable in Dollars to JPMorgan Chase Bank, N.A., as Agent, at the Agent’s Account, in same day funds. Each Swingline Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Swingline Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swingline Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of an Event of Default and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
     Whenever any payment on this Promissory Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest on this Promissory Note.
     This Promissory Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.
     This Promissory Note and the rights and obligations of the Borrower and the Lender hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

WESTERN DIGITAL TECHNOLOGIES, INC.
By:
Name:
Title:

2

ADVANCES AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Principal Paid	Unpaid Principal	Notation
Date	Advance	or Prepaid	Balance	Made By